Exhibit 5.1

July 31, 2020

Brookfield Renewable Corporation

250 Vesey Street, 15th Floor

New York, New York 10281

Ladies and Gentlemen:

We have acted as legal counsel to Brookfield Renewable Corporation, a corporation organized under the laws of British Columbia (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of 121,506 class A exchangeable subordinate voting shares of the Company (the “RSU Shares”) which are reserved for issuance pursuant to restricted share units granted under the 2018 Amended and Restated Long-Term Incentive Plan (the “Plan”) assumed by the Company in connection with the TERP Acquisition, as such term is defined in the Registration Statement (defined below).

We are providing this opinion in connection with the filing of a registration statement on Form S-8 (as amended and supplemented, the “Registration Statement”) by the Company with the U.S. Securities and Exchange Commission under the Act, relating to the registration of the RSU Shares under the Act.

For the purposes of this opinion, we have examined and relied upon, amongst other things, the following:

1.

resolutions of the Board of Directors of the Company dated July 16, 2020 that relate, among other things, to the Registration Statement and the actions to be taken in connection the reservation of the RSU Shares;

2.	the Registration Statement; and

3.

such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

Based upon the foregoing, we are of the opinion that the RSU Shares have been duly authorized for issuance by all necessary corporate action by the Company, and the RSU Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable shares in the capital of the Company.

We are qualified to practice law in the Provinces of British Columbia, Alberta, Ontario and Quebec and we do not purport to be experts on the law of any other jurisdiction other than the Provinces of British Columbia, Alberta, Ontario and Quebec and the federal laws of Canada applicable therein. We do not express any opinion herein concerning any law other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein. We express no opinion and make no representation with respect to the law of any other jurisdiction. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are an “expert” within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ McMillan LLP